EXHIBIT 99.1

QCR Holdings, Inc. Announces Increased Earnings for the Second Quarter of 2008

MOLINE, Ill., July 28, 2008 (PRIME NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) today announced significantly improved earnings for the second quarter ended June 30, 2008 of $1.8 million, which resulted in diluted earnings per share for common shareholders of $0.29. These results represent an increase in earnings per share of $0.06, or 26.1%, over the comparable quarter one year ago, and an improvement of $0.24 over the first quarter of 2008. For the second quarter of 2007, the Company reported earnings of $1.3 million and diluted earnings per share of $0.23, while earnings and diluted earnings per share for the first quarter of 2008 were $686 thousand and $0.05, respectively.

Quarter-to-quarter net interest income increased by $1.2 million, or approximately 11.5%, as net interest margin improved for the sixth consecutive quarter to 3.36%, which represented a 23 basis point improvement from the prior quarter. Net interest margin increased a total of 42 basis points as compared to the second quarter of 2007, from 2.94% to 3.36%, which resulted in increased net interest income of $3.0 million, or 34.2%, from one year ago.

"We experienced strong earnings in the second quarter as our net interest income continues to expand," stated Douglas M. Hultquist, President and CEO. "While many of our peers are experiencing margin pressure, we continue to increase our net interest margin at a significant and consistent pace. Our management teams have worked very hard to successfully manage the mix of assets and liabilities, while our talented bankers continue to provide exceptional service and develop strong relationships with our clients to drive improved margins and achieve this growth in net interest income." He added, "While the national economy clearly remains a concern, and volatility in the interest rate environment continues to be prevalent, the local economies in our four banking markets continue to be relatively strong and we are experiencing growth and improved profitability in each of our charters."

"During June of 2008, the Cedar Rapids community experienced devastating flooding which has and will continue to have significant ramifications on the local economy and the community for many years," stated Larry J. Helling, President and CEO of Cedar Rapids Bank & Trust. "The impact that it will have on specific individuals and companies in the market is unclear, and it will take many months to completely assess the effect that it will have on our clients. To date, we have completed an initial evaluation of all clients who have been impacted by the flood. For the vast majority, we have determined that it will not significantly impact their ability to repay loans. However, as the situation remains relatively unclear, we have increased the qualitative factor for the local economy in our allowance for loan losses calculation. For Cedar Rapids Bank & Trust, the allowance for loan losses to total loans increased from 1.32% as of March 31, 2008 to 1.40% as of June 30, 2008. We feel that this conservative approach will position us well for any challenges that may arise."

Noninterest income increased $257 thousand, or 6.8%, from the previous quarter. The Company experienced solid growth in investment advisory and management fees, deposit service fees, and merchant credit card fees. Offsetting these improved revenues was an increase in noninterest expense of $472 thousand, or 4.2%, when compared to the prior quarter. The majority of the increased noninterest expense was the result of a $369 thousand increase in salary and benefits expense and a $101 thousand increase in advertising and marketing expense.

During the first six months of 2008, the Company's total assets have increased at an annualized rate of 14.5%, or $107.2 million, to $1.58 billion from $1.48 billion at December 31, 2007. During this same period, loans/leases increased at an annualized rate of 16.8%, or $92.8 million, to $1.20 billion from $1.11 billion at December 31, 2007. Total deposits increased by $52.7 million to $982.1 million at June 30, 2008 from $929.4 million at December 31, 2007, or an annualized rate of 11.3%. Short-term and other borrowings totaled $458.8 million as of June 30, 2008, which was an increase of $59.1 million from $399.7 million as of December 31, 2007. Stockholders' equity increased $481 thousand to $86.6 million as of June 30, 2008, as compared to $86.1 million at December 31, 2007.

"We are very pleased with the improvement in our second quarter earnings," stated Todd A. Gipple, Executive Vice President, Chief Operating Officer and Chief Financial Officer. "Earnings before provision and taxes totaled $4.2 million for the second quarter of 2008 which was an increase of $1.0 million, or 31.3%, from $3.2 million for the first quarter of 2008; and an increase of $1.4 million, or 49.6%, compared to the same quarter of 2007. This strong growth in core earnings is another step toward achieving our goal of maximizing our return on the Company's investments in people, facilities, and new markets in recent years, and driving significant improvement in earnings per share that will result in enhanced shareholder value." He added, "The Company, and all four subsidiary banks, remain well capitalized as of June 30, 2008 and have adequate access to liquidity. Our strategic focus on serving individuals and commercial clients that place a high value on personal relationships and exceptional service, and our lack of significant exposure to commercial and residential development lending, continues to serve us well as we have not experienced the asset quality problems that currently plague many financial institutions."

He continued, "The local economies in the Quad Cities, Cedar Rapids, Rockford and Milwaukee communities continue to be relatively strong and are providing us with opportunities for additional growth in assets and earnings. We are disappointed that our stock was one of many bank stocks negatively impacted during the quarter as the banking sector experienced a broad sell-off in the financial markets due to the continued concerns over asset quality and capital for many banks in the country. However, we remain very optimistic regarding our future and management will continue to focus on growing EPS and maintaining solid asset quality to drive long-term shareholder value."

Nonperforming assets at June 30, 2008 were $11.9 million, which was nearly unchanged from $11.7 million at March 31, 2008, resulting in an improvement in the level of non-performing assets for the second quarter of 0.75% of total assets, as compared to 0.77% of total assets at March 31, 2008. The Company's loans on nonaccrual decreased by $1.5 million, while loans accruing and past due 90 days or more increased $1.6 million. The majority of this increase consisted of two commercial and two residential real estate credits. Management believes that these loans are well collateralized and as a result, the Company has not provided significant specific reserves for these relationships. Maintaining credit quality remains a strong focus and management regularly monitors the Company's loan/lease portfolio and the level of allowance for loan/lease losses. We do not have any material direct exposure to sub-prime loan products as our residential real estate lending has been focused on secondary market conforming loan products to residential borrowers. Due to the uncertainty regarding the national economy, and the impact of the recent floods on the Cedar Rapids economy and community, management continued to carefully evaluate the qualitative factors impacting the allowance for loan/lease losses. As a result, the Company's allowance for loan/lease losses to total loans/leases increased to 1.18% at June 30, 2008 from 1.16% at March 31, 2008.

Second quarter results for the Company's primary subsidiaries were as follows:

 * Quad City Bank & Trust, the Company's first subsidiary bank, had total consolidated assets of $896.7 million at June 30, 2008, which was an increase of $27.7 million from $869.0 million at
   March 31, 2008.  At June 30, 2008, Quad City Bank & Trust had net
   loans/leases of $664.2 million, which was an increase of $19.2 million from $645.0 million as of March 31, 2008.  During this same time period, deposits decreased $33.0 million to $500.8 million.  Short-term and other borrowings increased $59.1 million from $252.4 million as of March 31, 2008 to $311.5 million as of
   June 30, 2008.  The bank realized year-to-date earnings of
   $4.6 million for an improvement of $448 thousand, or 10.9%, from one year ago.

 * Cedar Rapids Bank & Trust, which opened in 2001, had total assets of $412.3 million at June 30, 2008, which was a slight increase from $411.2 million at March 31, 2008.  At June 30, 2008, Cedar
   Rapids Bank & Trust had net loans of $301.6 million, which was a slight increase of $1.2 million from March 31, 2008; while deposits of $275.2 million reflected a decrease of $4.7 million for the quarter.  Short-term and other borrowings were $104.1 million as of June 30, 2008, which was an increase of $7.5 million from $96.6 million as of March 31, 2008.  The bank realized year-to-date earnings of $1.6 million for an improvement of approximately $400 thousand, or 34.2%, from one year ago.

 * Rockford Bank & Trust, which opened in 2005, had total assets of
   $190.4 million at June 30, 2008, which was an increase of $18.7 million, or 10.9%, from March 31, 2008.  At June 30, 2008,
   Rockford Bank & Trust had net loans of $155.3 million and
   deposits of $140.0 million, which represented increases from
   March 31, 2008 of 10.8% and 8.7%, respectively.  The bank
   realized year-to-date after-tax net losses for 2008 in the amount of $88 thousand, which was a reduction of $420 thousand from the losses of $508 thousand for the same period in 2007.  Rockford
   Bank & Trust made significant progress in reaching break-even during 2007 and has continued this into 2008, as the bank had positive net income before provision expense and taxes for all three months of the second quarter.

 * First Wisconsin Bank & Trust, which began operations in 2006, had total assets of $96.2 million at June 30, 2008, which was an increase of $19.3 million from March 31, 2008.  At June 30, 2008,
   First Wisconsin Bank & Trust had net loans of $66.9 million, which was an increase of $12.2 million from March 31, 2008; while deposits of $73.2 million reflected a significant increase of
   $25.4 million over March 31, 2008.  After-tax net losses for the first six months of 2008 were $1.4 million, which was a
   significant increase from the $580 thousand after-tax net loss for the same period in 2007.  The primary reason for this
   increase in net losses was the significant increase in provision for loan losses related to the charge-off of a single commercial loan during the first quarter of 2008.

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, Rockford and Milwaukee communities through its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa and commenced operations in 1994, Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa and commenced operations in 2001, Rockford Bank and Trust Company, which is based in Rockford, Illinois and commenced operations in 2005, and First Wisconsin Bank & Trust, which is based in Brookfield, Wisconsin and began operations in 2007, provide full-service commercial and consumer banking and trust and asset management services. The Company also engages in credit card processing through its wholly owned subsidiary, Quad City Bancard, Inc., based in Moline, Illinois and commercial leasing through its 80% owned subsidiary, M2 Lease Funds, LLC, based in Milwaukee, Wisconsin.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of our strategy to establish denovo banks in new markets; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

                          QCR HOLDINGS, INC.
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
                              (Unaudited)

               (dollars in thousands, except share data)

                                           As of
                     -------------------------------------------------
                      June 30,     March 31,  December 31,   June 30,
                        2008         2008         2007         2007
                     ----------   ----------   ----------   ----------
 SELECTED BALANCE
  SHEET DATA
 Total assets        $1,583,762   $1,527,205   $1,476,564   $1,332,886
 Securities          $  245,796   $  250,498   $  235,905   $  204,645
 Total loans/leases  $1,199,679   $1,151,070   $1,106,900   $1,015,766
 Allowance for
  estimated
  loan/lease
  losses             $   14,198   $   13,320   $   12,024   $   11,681
 Total deposits      $  982,091   $  988,577   $  929,427   $  857,666
 Total stockhol-
  ders' equity       $   86,547   $   88,282   $   86,066   $   72,514
 Common stockhol-
  ders' equity       $   66,395   $   68,131   $   65,908   $   59,640
 Common shares
  outstanding         4,619,916    4,603,849    4,597,744    4,581,376
 Book value per
  common share       $    14.37   $    14.80   $    14.33   $    13.02
 Closing stock
  price              $    12.51   $    14.90   $    14.25   $    15.86
 Market capitaliza-
  tion               $   57,795   $   68,597   $   65,518   $   72,661
 Market price/book
  value                   87.05%      100.68%       99.41%      121.83%
 Full time equivalent
  employees                 374          357          350          334
 Tier 1 leverage
  capital ratio            6.99%        7.44%        7.40%        6.99%

                          QCR HOLDINGS, INC.
                  CONSOLIDATED FINANCIAL HIGHLIGHTS
                             (Unaudited)

                        (dollars in thousands)
                                                   As of
                        ----------------------------------------------
                         June 30,   March 31,  December 31,  June 30,
                           2008        2008        2007        2007
                        ----------  ----------  ----------  ----------
 ANALYSIS OF LOAN DATA
 Nonaccrual loans/
  leases                $    9,093  $   10,543  $    6,488  $    6,721
 Accruing loans/leases
  past due 90 days or
  more                       2,007         444         500         637
 Other real estate
  owned                        781         716         496          --
                        ----------  ----------  ----------  ----------
 Total nonperforming
  assets                $   11,881  $   11,703  $    7,484  $    7,358

 Net charge-offs (calen-
  dar year-to-date)     $    1,699  $      976  $    1,452  $      162

 Loan/lease mix:
  Commercial loans      $  959,076  $  905,562  $  867,666  $  792,175
  Direct financing
   leases                   69,885      70,186      68,732      62,678
  Real estate loans         80,742      80,747      84,337      83,162
  Installment and other
   consumer loans           89,976      94,575      86,165      77,751
                        ----------  ----------  ----------  ----------
 Total loans/leases     $1,199,679  $1,151,070  $1,106,900  $1,015,766

 ANALYSIS OF DEPOSIT DATA
  Deposit mix:
   Noninterest-bearing  $  146,751  $  134,693  $  165,286  $  118,997
   Interest-bearing        835,340     853,884     764,141     738,669
                        ----------  ----------  ----------  ----------
 Total deposits         $  982,091  $  988,577  $  929,427  $  857,666

 Interest-bearing
  deposit mix:
   Nonmaturity
    deposits            $  389,559  $  404,569  $  347,385  $  338,746
   Certificates of
    deposit                380,726     400,638     363,195     340,270
   Brokered certificates
    of deposit              65,055      48,677      53,561      59,653
                        ----------  ----------  ----------  ----------
 Total interest-bearing
  deposits              $  835,340  $  853,884  $  764,141  $  738,669

                          QCR HOLDINGS, INC.
                  CONSOLIDATED FINANCIAL HIGHLIGHTS
                             (Unaudited)

            (dollars in thousands, except per share data)

                                          For the Quarter Ended
                                  ------------------------------------
                                   June 30,     March 31,    June 30,
                                     2008         2008         2007
                                  ----------   ----------   ----------
 SELECTED INCOME STATEMENT DATA
 Interest income                  $   22,241   $   22,335   $   21,046
 Interest expense                     10,417       11,733       12,233
                                  ----------   ----------   ----------
 Net interest income                  11,824       10,602        8,813
 Provision for loan/lease losses       1,583        2,272          825
                                  ----------   ----------   ----------
 Net interest income after
  provision for loan/lease
  losses                              10,241        8,330        7,988
 Noninterest income                    4,018        3,761        3,599
 Noninterest expense                  11,644       11,172        9,588
                                  ----------   ----------   ----------
 Income before taxes                   2,615          919        1,999
 Minority interest in income of
  consolidated subsidiary                129          140          143
 Income tax expense                      714           93          545
                                  ----------   ----------   ----------
 Net income                       $    1,772   $      686   $    1,311

 Preferred stock dividends               446          446          268
                                  ----------   ----------   ----------
 Net income available to
  common stockholders             $    1,326   $      240   $    1,043

 Earnings per common share
  (basic)                         $     0.29   $     0.05   $     0.23
 Earnings per common share
  (diluted)                       $     0.29   $     0.05   $     0.23

 Earnings per common share
  (basic) LTM*                    $     0.92   $     0.86   $     0.58

 AVERAGE BALANCES
 Assets                           $1,543,936   $1,495,265   $1,321,244
 Deposits                         $  967,827   $  942,066   $  868,436
 Loans/leases                     $1,167,971   $1,123,330   $1,004,869
 Total stockholders' equity       $   84,767   $   87,113   $   73,374
 Common stockholders' equity      $   64,615   $   66,961   $   60,500

 KEY RATIOS
 Return on average assets
  (annualized)                          0.46%        0.18%        0.40%
 Return on average common
  equity (annualized)                  10.97%        4.10%        8.67%
 Price earnings ratio LTM*             13.60 x      17.33 x      27.34 x
 Net interest margin (TEY)              3.36%        3.13%        2.94%
 Nonperforming assets / total assets    0.75%        0.77%        0.55%
 Net charge-offs/average
  loans/leases                          0.06%        0.09%        0.02%
 Allowance / total loans/leases         1.18%        1.16%        1.15%
 Efficiency ratio                      73.50%       77.78%       77.25%

                                             For the Six Months Ended
                                              -----------------------
                                                      June 30,
                                                 2008        2007
                                              ----------   ----------
 SELECTED INCOME STATEMENT DATA
 Interest income                              $   44,576   $   40,988
 Interest expense                                 22,150       23,841
                                              ----------   ----------
 Net interest income                              22,426       17,147
 Provision for loan/lease losses                   3,855        1,231
                                              ----------   ----------
 Net interest income after provision for
  loan/lease losses                               18,571       15,916
 Noninterest income                                7,779        6,727
 Noninterest expense                              22,816       18,790
                                              ----------   ----------
 Income before taxes                               3,534        3,853
 Minority interest in income of
  consolidated subsidiary                            269          234
 Income tax expense                                  807        1,046
                                              ----------   ----------
 Net income                                   $    2,458   $    2,573

 Preferred stock dividends                           892          536
                                              ----------   ----------
 Net income available to common stockholders  $    1,566   $    2,037

 Earnings per common share (basic)            $     0.34   $     0.45
 Earnings per common share (diluted)          $     0.34   $     0.45

 Earnings per common share (basic) LTM *

 AVERAGE BALANCES
 Assets                                       $1,519,600   $1,303,698
 Deposits                                     $  954,946   $  867,018
 Loans/leases                                 $1,145,650   $  989,956
 Total stockholders' equity                   $   85,940   $   72,554
 Common stockholders' equity                  $   63,788   $   59,678

 KEY RATIOS
 Return on average assets (annualized)              0.32%        0.39%
 Return on average common equity (annualized)       7.71%        8.62%
 Price earnings ratio LTM *                        13.60 x      27.34 x
 Net interest margin (TEY)                          3.24%        2.90%
 Nonperforming assets / total assets                0.75%        0.55%
 Net charge-offs / average loans/leases             0.15%        0.02%
 Allowance / total loans/leases                     1.18%        1.15%
 Efficiency ratio                                  75.54%       78.71%

 * LTM: Last twelve months

                              QCR HOLDINGS, INC.
                     CONSOLIDATED FINANCIAL HIGHLIGHTS
                                (Unaudited)

                                          For the Quarter Ended
                                  ------------------------------------
                                   June 30,     March 31,    June 30,
                                     2008         2008         2007
                                  ----------   ----------   ----------

 (dollars in thousands, except
  share data)

 ANALYSIS OF NONINTEREST INCOME
 Merchant credit card fees, net
  of processing costs             $      519   $      487   $      424
 Trust department fees                   875          970          940
 Deposit service fees                    811          755          677
 Gain on sales of loans, net             323          340          414
 Gains (losses) on sale of
  foreclosed assets                        5           --           (1)
 Earnings on cash surrender value
  of life insurance                      307          295          196
 Investment advisory and
  management fees                        671          415          389
 Other                                   507          499          560
                                  ----------   ----------   ----------
  Total noninterest income        $    4,018   $    3,761   $    3,599

 ANALYSIS OF NONINTEREST EXPENSE

 Salaries and employee benefits   $    7,335   $    6,966   $    5,917
 Professional and data
  processing fees                      1,286        1,257          964
 Advertising and marketing               420          320          384
 Occupancy and equipment expense       1,314        1,350        1,208
 Stationery and supplies                 155          143          140
 Postage and telephone                   251          272          253
 Bank service charges                    148          138          142
 FDIC and Other Insurance                335          332          246
 Loss on disposal of fixed assets         --           --           --
 Other                                   400          394          334
                                  ----------   ----------   ----------
  Total noninterest expenses      $   11,644   $   11,172   $    9,588

 WEIGHTED AVERAGE SHARES

 Common shares outstanding (a)     4,611,751    4,602,166    4,574,648
 Incremental shares from assumed
  conversion:
  Options and Employee Stock
   Purchase Plan                      22,954        7,677       26,307
                                  ----------   ----------   ----------
 Adjusted weighted average shares
  (b)                              4,634,705    4,609,843    4,600,955

                                               For the Six Months Ended
                                               -----------------------
                                                 June 30,     June 30,
                                                  2008         2007
                                               ----------   ----------
 (dollars in thousands, except share data)

 ANALYSIS OF NONINTEREST INCOME

 Merchant credit card fees, net
  of processing costs                          $    1,006   $      806
 Trust department fees                              1,845        1,859
 Deposit service fees                               1,566        1,256
 Gain on sales of loans, net                          663          689
 Gains(losses) on sale of foreclosed assets             5            1
 Earnings on cash surrender value of
  life insurance                                      602          400
 Investment advisory and management fees            1,086          765
 Other                                              1,006          951
                                               ----------   ----------
    Total noninterest income                   $    7,779   $    6,727

 ANALYSIS OF NONINTEREST EXPENSE

 Salaries and employee benefits                $   14,301   $   11,472
 Professional and data processing fees              2,543        1,893
 Advertising and marketing                            740          622
 Occupancy and equipment expense                    2,664        2,426
 Stationery and supplies                              298          294
 Postage and telephone                                523          507
 Bank service charges                                 286          284
 FDIC and Other Insurance                             667          412
 Loss on disposal of fixed assets                      --          239
 Other                                                794          641
                                               ----------   ----------
    Total noninterest expenses                 $   22,816   $   18,790

 WEIGHTED AVERAGE SHARES

 Common shares outstanding (a)                  4,606,959    4,569,656
 Incremental shares from assumed conversion:
     Options and Employee Stock Purchase Plan      35,670        7,764
                                               ----------   ----------
 Adjusted weighted average shares (b)           4,642,629    4,577,420

 (a)  Denominator for Basic Earnings Per Share
 (b)  Denominator for Diluted Earnings Per Share

CONTACT: QCR Holdings, Inc.
         Todd A. Gipple, Executive Vice President
          Chief Operating Officer, Chief Financial Officer
         (309)-743-7745